Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2022 RESULTS

Third Quarter Results

•	Total revenues of $48.9 million, a 51% year-over-year increase
•	Net income improved to $3.9 million, as compared to $2.8 million in the third quarter of 2021, a $1.1 million improvement resulting in earnings per diluted share of $1.58
•	Adjusted EBITDA of $8.4 million, as compared to $4.2 million in the third quarter of 2021, a $4.3 million improvement
•	$9.9 million in cash and $7.8 million of total debt as of September 30, 2022

HOUSTON, October 31, 2022 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended September 30, 2022.

Financial Review

Total revenues were $48.9 million for the quarter ended September 30, 2022, which was an increase of 51% compared to the third quarter of 2021.  This increase reflected higher product sales and services volumes in Canada and the United States as well as higher international services volumes, partially offset by no international product sales, for which individual orders can be larger and less frequent. We believe the overall increase in revenues largely resulted from higher industry drilling and completion activity in the third quarter of 2022 as compared to 2021, particularly in North America, attributable primarily to higher demand for oil and natural gas and more favorable commodity prices. Total revenues increased by 78% as compared to the second quarter of 2022 with an increase of 171% in Canada, primarily attributable to seasonality, favorable weather conditions and improved pricing, and 5% in international markets, partially offset by a decrease of 5% in the United States.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $20.5 million, or 42% of total revenues, for the third quarter of 2022, compared to $14.8 million, or 46% of total revenues, for the third quarter of 2021.  Cost of sales as a percentage of total revenues was higher due to increased costs impacting our supply chain, including raw materials, purchased materials, labor costs and outsourced service activity, as well as a decrease in international revenue as a percentage of total revenue. Also, in 2021 labor costs were reduced due to the U.S. employee retention credit (“ERC”), which did not recur in 2022. The decline was partially offset by increased revenues and higher utilization of manufacturing capacity and field service personnel.

Selling, general and administrative expenses totaled $15.4 million for the third quarter of 2022, an increase of $4.4 million compared to the same period in 2021. This overall increase in expense reflects higher compensation and benefit costs primarily associated with increased headcount, salary increases implemented during the first quarter of 2022, the restoration of employer matching contributions in January 2022 and the ERC benefit received in 2021, which did not recur in 2022. In addition, we experienced increases in professional fees, travel and entertainment and research and development expenses, which were partially offset by lower share-based compensation expense.

Net income was $3.9 million, or $1.58 per diluted share, for the quarter ended September 30, 2022. Adjusted net income was $3.5 million, or $1.41 per diluted share, which adjusts for a $(0.6) million benefit associated with the addback of net foreign currency exchange losses and a benefit of $1.0 million for tax effects primarily associated with changes in valuation allowance. For the quarter ended September 30, 2021, net income was $2.8 million, or $1.14 per diluted share. Adjusted net loss for this period was $(1.0) million, or $(0.40) per diluted share, which adjusts for a net impact of $1.7 million associated with a net foreign currency exchange loss and the ERC, less the effect of bonus accruals and associated payroll burdens, as well as tax effects due to valuation allowances.

Adjusted EBITDA was $8.4 million and $4.2 million for the quarters ended September 30, 2022 and 2021, respectively.

Capital Expenditures and Liquidity

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.4 million and $0.3 million for the nine months ended September 30, 2022 and 2021.

As of September 30, 2022, NCS had $9.9 million in cash and $7.8 million in total debt. The borrowing base under our asset-based revolving credit facility totaled $23.8 million as of September 30, 2022. Our net working capital, which we define as current assets excluding cash and cash equivalents, minus current liabilities excluding current maturities of long-term debt, was $56.9 million as of September 30, 2022, compared to $48.0 million at December 31, 2021.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper commented,  “NCS performed very well in the third quarter, led by the strength of our business in Canada. Canadian revenue of $34.8 million was the highest for NCS since the first quarter of 2018 and represented an increase of 171% as compared to the second quarter of 2022 and 57% as compared to the third quarter of 2021. This performance was driven by continued exceptional execution by our team, strong industry activity levels, supported by favorable weather conditions, and the impact of price increases which took hold late in the second quarter.

Our revenue in the U.S. of $11.5 million declined slightly from the second quarter of 2022 but increased by 43% compared to the third quarter of 2021. We have benefitted from increasing activity levels in our fracturing systems and tracer diagnostics product lines, which was offset by lower sales at Repeat Precision during the third quarter of 2022 as we continue to make modifications to our new modular perforating gun system.

In international markets, our revenue increased by 5% in the third quarter of 2022 as compared to the second quarter of 2022 and by 14% as compared to the third quarter of 2021, reflecting higher service activity in the North Sea and an increase in tracer diagnostics work, primarily in Argentina. During the third quarter of 2022, we had no product sales revenue in international markets, for which individual orders can be larger and less frequent. We expect product sales in international markets to resume in the fourth quarter of 2022.

Our gross margin of 42% was slightly lower in the third quarter of 2022 as compared to the third quarter of 2021. While we continue to face inflationary pressures across our business, we have begun to benefit from price increases that we have been able to achieve in all geographic markets.

Our Adjusted EBITDA of $8.4 million represents an increase of just over 100% from the third quarter of 2021, with an incremental Adjusted EBITDA margin of 26% compared to the third quarter of 2021, demonstrating the operational leverage in our business and the ability to capitalize on revenue growth to drive higher profitability.

We have maintained a strong balance sheet, ending the third quarter with a net cash position of $2.0 million. Our asset-based revolving credit facility remains undrawn, with a borrowing base of nearly $24 million. Our free cash flow was a use of cash of $9.5 million through the first nine months of 2022 and primarily reflects an increase in net working capital to support our growth, with revenue through the first nine months of 2022 higher by 40%, or $33.1 million, as compared to the same period in 2021. As a result, we had total net working capital of $56.9 million at the end of the third quarter.

We expect sequential improvements in revenue in our U.S. and international operations during the fourth quarter, with the most significant increase in the U.S., driven by activity at Repeat Precision. We currently expect that Canadian revenue in the fourth quarter will decline as compared to the third quarter of 2022, as customers may begin to exhaust budgets due to favorable operating conditions earlier in the year and due to typical reductions in activity driven by winter holidays. As a result, we expect our total revenue in the fourth quarter of 2022 to decline as compared to the third quarter of 2022, but to increase compared to the fourth quarter of 2021.

Market conditions for our industry remain constructive, with customer cash flows supported by commodity pricing, limited spare capacity in global oil markets and continued global demand for liquified natural gas. However, this positive industry outlook is tempered by the inflationary environment we continue to face with respect to labor costs and our supply chain, as well as negative impacts on oil and natural gas demand that could result from a decline in global GDP growth as central banks implement measures to reduce inflation, and the possibility of an economic recession in certain markets.

As I prepare to retire as CEO, I am incredibly optimistic about the future of NCS under the leadership of Ryan Hummer and our executive team. We have a strong and compelling vision for the future of the company, with a strategy to capitalize on the breadth of opportunities ahead of us. Led by the outstanding people of NCS and leveraging the remarkable technology platform that we’ve developed over the years, I’m confident that we’ll continue to deliver extraordinary outcomes for our customers, shareholders, and stakeholders. We are guided by the NCS Promise and our capital-light business model, which has supported our continued financial strength.

I want to express my appreciation and gratitude to our customers, shareholders and my fellow Board members for your support of the Company, as well as fellow co-founders Marty Stromquist and Don Getzlaf, who have been integral in shaping NCS into the company it is today. Most of all, I want to thank the incredible people at NCS and Repeat Precision, which I continue to believe is the best team that I’ve ever had the pleasure of working with and which I believe is the best in the industry.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Net Earnings (Loss) per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its third quarter 2022 results and updated guidance on Tuesday,  November 1, 2022 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including Argentina, China, the Middle East and the North Sea.  NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: the risks and uncertainties relating to public health crises, including the COVID-19 pandemic and its continuing impact on market conditions and our business, financial condition, results of operations, cash flows and stock price; declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the United States; loss of significant customers; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; losses and liabilities from uninsured or underinsured business activities; the financial health of our customers including their ability to pay for products or services provided; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel or related to labor cost inflation; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives, the Coronavirus Aid, Relief, and Economic Security Act and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cyber-security breaches, identity theft or other disruptions that could compromise our information; impairment in the carrying value of long-lived assets and goodwill; our failure to establish and maintain effective internal control over financial reporting; risks and uncertainties relating to cost reduction efforts or savings we may realize from such cost reduction efforts; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues
Product sales	$33,965	$21,229	$79,549	$57,167
Services	14,905	11,182	35,897	25,219
Total revenues	48,870	32,411	115,446	82,386
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	20,754	12,898	51,910	37,487
Cost of services, exclusive of depreciation and amortization expense shown below	7,640	4,738	19,210	12,354
Total cost of sales, exclusive of depreciation and amortization expense shown below	28,394	17,636	71,120	49,841
Selling, general and administrative expenses	15,379	10,982	45,148	35,589
Depreciation	882	985	2,742	2,857
Amortization	168	168	502	502
Income (loss) from operations	4,047	2,640	(4,066)	(6,403)
Other income (expense)
Interest expense, net	(204)	(163)	(794)	(529)
Other income, net	564	176	1,556	1,046
Foreign currency exchange (loss) gain	(563)	(236)	(562)	156
Total other (expense) income	(203)	(223)	200	673
Income (loss) before income tax	3,844	2,417	(3,866)	(5,730)
Income tax (benefit) expense	(120)	(809)	(623)	45
Net income (loss)	3,964	3,226	(3,243)	(5,775)
Net income (loss) attributable to non-controlling interest	29	430	(162)	621
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$3,935	$2,796	$(3,081)	$(6,396)
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$1.61	$1.16	$(1.27)	$(2.67)
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$1.58	$1.14	$(1.27)	$(2.67)
Weighted average common shares outstanding
Basic	2,438	2,401	2,430	2,394
Diluted	2,488	2,445	2,430	2,394

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$9,877	$22,168
Accounts receivable—trade, net	34,393	24,392
Inventories, net	34,115	33,917
Prepaid expenses and other current assets	2,749	3,290
Other current receivables	4,304	4,726
Total current assets	85,438	88,493
Noncurrent assets
Property and equipment, net	23,363	24,708
Goodwill	15,222	15,222
Identifiable intangibles, net	5,243	5,744
Operating lease assets	4,617	4,809
Deposits and other assets	2,833	3,113
Deferred income taxes, net	432	236
Total noncurrent assets	51,710	53,832
Total assets	$137,148	$142,325
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$8,641	$7,502
Accrued expenses	5,965	6,323
Income taxes payable	369	294
Operating lease liabilities	1,295	1,556
Current maturities of long-term debt	1,438	1,483
Other current liabilities	2,355	2,660
Total current liabilities	20,063	19,818
Noncurrent liabilities
Long-term debt, less current maturities	6,391	6,335
Operating lease liabilities, long-term	3,780	3,779
Other long-term liabilities	1,193	1,612
Deferred income taxes, net	297	114
Total noncurrent liabilities	11,661	11,840
Total liabilities	31,724	31,658
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
September 30, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,434,722 shares issued and 2,408,413 shares outstanding at September 30, 2022 and 2,397,766 shares issued
and 2,380,374 shares outstanding at December 31, 2021	24	24
Additional paid-in capital	439,522	437,022
Accumulated other comprehensive loss	(86,212)	(82,094)
Retained deficit	(264,443)	(261,362)
Treasury stock, at cost, 26,309 shares at September 30, 2022 and 17,392 shares
at December 31, 2021	(1,388)	(1,006)
Total stockholders’ equity	87,503	92,584
Non-controlling interest	17,921	18,083
Total equity	105,424	110,667
Total liabilities and stockholders' equity	$137,148	$142,325

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(3,243)	$(5,775)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,244	3,359
Amortization of deferred loan costs	180	211
Write-off of deferred loan costs	196	—
Share-based compensation	4,490	5,208
Provision for inventory obsolescence	1,885	1,715
Deferred income tax expense	109	79
Gain on sale of property and equipment	(339)	(310)
Provision for doubtful accounts	(60)	(129)
Proceeds from note receivable	474	223
Changes in operating assets and liabilities:
Accounts receivable—trade	(12,534)	(761)
Inventories, net	(4,013)	(613)
Prepaid expenses and other assets	1,868	39
Accounts payable—trade	2,274	902
Accrued expenses	(161)	2,606
Other liabilities	(2,509)	(2,706)
Income taxes receivable/payable	(897)	2,673
Net cash (used in) provided by operating activities	(9,036)	6,721
Cash flows from investing activities
Purchases of property and equipment	(768)	(342)
Purchase and development of software and technology	(78)	(324)
Proceeds from sales of property and equipment	406	369
Net cash used in investing activities	(440)	(297)
Cash flows from financing activities
Payments on finance leases	(1,090)	(958)
Line of credit borrowings	10,214	360
Payments of line of credit borrowings	(10,189)	(360)
Treasury shares withheld	(382)	(197)
Distribution to noncontrolling interest	—	(2,250)
Payment of deferred loan cost related to ABL facility	(940)	—
Net cash used in financing activities	(2,387)	(3,405)
Effect of exchange rate changes on cash and cash equivalents	(428)	(120)
Net change in cash and cash equivalents	(12,291)	2,899
Cash and cash equivalents beginning of period	22,168	15,545
Cash and cash equivalents end of period	$9,877	$18,444
Noncash investing and financing activities
Leased assets obtained in exchange for new finance lease liabilities	$1,477	$3,711
Leased assets obtained in exchange for new operating lease liabilities	$1,205	$1,736

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net income (loss) before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net Income (Loss) is defined as net income (loss) attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net Earnings (Loss) per Diluted Share is defined as Adjusted Net Income (Loss) divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less distributions to non-controlling interest, as presented in the net cash used in financing activities section of our consolidated statements of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Earnings (Loss) per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Net Earnings (Loss) per Diluted Share,  Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting these metrics enables investors to assess our performance from period to period using the same metrics utilized by management and to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Net Earnings (Loss) per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss), income from operations, cash provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	September 30,	December 31,
	2022	2021
Working capital	$65,375	$68,675
Cash and cash equivalents	(9,877)	(22,168)
Current maturities of long term debt	1,438	1,483
Net working capital	$56,936	$47,990

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

	Three Months Ended				Nine Months Ended
	September 30, 2022		September 30, 2021		September 30, 2022		September 30, 2021
	Effect on Net Income	Impact on Diluted Income Per Share	Effect on Net Income (Loss)	Impact on Diluted Income (Loss) Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$3,935	$1.58	$2,796	$1.14	$(3,081)	$(1.27)	$(6,396)	$(2.67)
Adjustments
Foreign currency exchange loss (gain) (a)	580	0.24	204	0.08	562	0.23	(184)	(0.08)
Write-off of deferred loan costs (b)	—	—	—	—	196	0.08	—	—
Net benefit of ERC (c)	—	—	(1,907)	(0.78)	—	—	(1,907)	(0.80)
Income tax impact from adjustments (d)	(995)	(0.41)	(2,045)	(0.84)	(545)	(0.22)	445	0.19
Adjusted net income (loss) attributable to NCS Multistage Holdings, Inc.	$3,520	$1.41	$(952)	$(0.40)	$(2,868)	$(1.18)	$(8,042)	$(3.36)

_____________________

(a)

Represents realized and unrealized foreign currency translation gains and losses attributable to NCS Multistage Holdings, Inc. primarily due to movement in the foreign currency exchange rates during the applicable periods.

(b)	Represents deferred loan costs of $0.2 million expensed during the second quarter of 2022 associated with the prior credit facility replaced in May 2022.
(c)	Represents ERC benefits recorded during the third quarter of 2021 less the effect on bonus and associated payroll burden accruals.
(d)	Represents the income tax adjustments including the valuation allowance recorded to reduce the carrying value of both our U.S. and Canadian deferred tax assets.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income (loss)	$3,964	$3,226	$(3,243)	$(5,775)
Income tax (benefit) expense	(120)	(809)	(623)	45
Interest expense, net	204	163	794	529
Depreciation	882	985	2,742	2,857
Amortization	168	168	502	502
EBITDA	5,098	3,733	172	(1,842)
Share-based compensation (a)	854	1,018	2,500	3,239
Professional fees (b)	1,674	928	4,819	2,823
Net benefit of ERC (c)	—	(1,907)	—	(1,907)
Foreign currency exchange loss (gain) (d)	563	236	562	(156)
Other (e)	237	153	659	446
Adjusted EBITDA	$8,426	$4,161	$8,712	$2,603
Adjusted EBITDA Margin	17%	13%	8%	3%
Adjusted EBITDA Less Share-Based Compensation	$7,572	$3,143	$6,212	$(636)

_____________________

(a)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(b)	Represents non-capitalizable costs of professional services incurred in connection with our financings, legal proceedings and the evaluation of potential acquisitions.
(c)	Represents ERC benefits recorded during the third quarter of 2021 less the effect on bonus and associated payroll burden accruals.
(d)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(e)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

	Nine Months Ended
	September 30,
	2022	2021
Net cash (used in) provided by operating activities	$(9,036)	$6,721
Purchases of property and equipment	(768)	(342)
Purchase and development of software and technology	(78)	(324)
Proceeds from sales of property and equipment	406	369
Free cash flow	$(9,476)	$6,424
Distributions to non-controlling interest	—	(2,250)
Free cash flow less distributions to non-controlling interest	$(9,476)	$4,174

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
United States
Product sales	$8,217	$5,324	$24,551	$18,762
Services	3,294	2,715	8,171	6,328
Total United States	11,511	8,039	32,722	25,090
Canada
Product sales	25,748	15,678	54,455	36,877
Services	9,011	6,423	21,681	14,653
Total Canada	34,759	22,101	76,136	51,530
Other Countries
Product sales	—	227	543	1,528
Services	2,600	2,044	6,045	4,238
Total Other Countries	2,600	2,271	6,588	5,766
Total
Product sales	33,965	21,229	79,549	57,167
Services	14,905	11,182	35,897	25,219
Total revenues	$48,870	$32,411	$115,446	$82,386